Exhibit 10.13

BGC PARTNERS, LLC

199 WATER STREET

NEW YORK, NEW YORK 10038

March 31, 2008

Re: Change in Control Agreement for Stephen M. Merkel

Dear Mr. Merkel:

We understand that a takeover proposal may create uncertainty for highly valued employees such as yourself. In order to encourage you to remain in the employ of BGC Partners, LLC (the “Company”) and to provide additional incentive for you to promote the success of the business of the Company, the Company has provided you with this agreement (the “Agreement”), which provides for certain payments and benefits in the event of a Change in Control. This Agreement will be effective immediately prior to the Closing Date. If the Closing Date does not occur, this Agreement will be void ab initio and of no further force or effect. Capitalized terms used but not otherwise defined in this Agreement are defined in Exhibit A to this Agreement.

If a Change in Control occurs and you elect to terminate your employment upon the Change in Control pursuant to a written notice of your resignation provided to the Company at any time prior to the Change in Control: (1) the Company shall pay to you, in a lump sum in cash, upon the Change in Control, an amount equal to the product of (A) two and (B) the sum of (x) your annual base salary and (y) the annual bonus paid or payable by the Company and its Subsidiaries, including any bonus or portion thereof that has been earned but deferred for the most recently completed fiscal year (the “Bonus Amount”); and (2) you shall receive the Medical Benefits. If a Change in Control occurs and you do not so elect, the Company shall pay to you, in a lump sum in cash, upon the Change in Control, an amount equal to the product of (1) one and (2) the sum of (A) your annual base salary and (B) the Bonus Amount, provided, that, in the event that, during the three-year period following the Change in Control, your employment is terminated by the Company without Cause (and other than by reason of your death or Disability), (1) the Company shall pay to you, in a lump sum in cash, within 30 days of your date of termination of employment, an amount equal to the product of (A) one and (B) the sum of (x) your annual base salary and (y) the Bonus Amount; and (2) you shall receive the Medical Benefits. Notwithstanding the foregoing provisions of this paragraph, in the event that you are a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of termination), amounts that would otherwise be payable pursuant to the proviso of the immediately preceding sentence during the six-month period immediately following your termination of employment by the Company without Cause shall instead be paid, with interest on any delayed payment at the appli-

Stephen M. Merkel

BGC Partners, LLC Change in Control Agreement

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cable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the date that is six months following your “separation from service” within the meaning of Section 409A of the Code. Upon a Change in Control, unless otherwise provided in an applicable award agreement, all stock options and restricted stock units based on shares of the Company’s common stock shall vest in full and become immediately exercisable.

Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit your continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which you may qualify, nor shall anything herein limit or otherwise affect such rights as you may have under any other contract or agreement with the Company or the Affiliated Companies. Amounts that are vested benefits or that you are otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies at or subsequent to your termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, if you receive payments and benefits pursuant to this Agreement, you shall not be entitled to any severance pay or benefits under any other severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein by a specific reference to this Agreement.

No Set-Off; No Duty to Mitigate. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from you), at any time from the Change in Control through your remaining lifetime (or, if longer, through the 20th anniversary of the Change in Control) to the full extent permitted by law, all legal fees and expenses that you may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, you or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by you about the amount of any payment pursuant to this Agreement), plus, in each case, Interest. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this paragraph be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that you shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and your right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

Additional Payment. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be sub-

Stephen M. Merkel

BGC Partners, LLC Change in Control Agreement

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ject to the Excise Tax, then you shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by you of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this paragraph, if it shall be determined that you are entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to you and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the cash payment first and then the Medical Benefits. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Agreement. The Company’s obligation to make Gross-Up Payments under this Agreement shall not be conditioned upon your termination of employment.

Subject to the provisions of the following paragraph, all determinations required to be made under this “Additional Payment” section, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by you (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from you that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, you may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to this paragraph and you thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for your benefit.

You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after you are informed in writing of such claim. You shall apprise the Company of the nature of

Stephen M. Merkel

BGC Partners, LLC Change in Control Agreement

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such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that the Company desires to contest such claim, you shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph, the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority your behalf and direct you to sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs you to sue for a refund, the Company shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

If, after the receipt by you of a Gross-Up Payment or payment by the Company of an amount on your behalf pursuant to the immediately preceding paragraph, you become entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, you shall (subject to the Company’s complying with the requirements of the immediately preceding paragraph, if applicable) promptly pay to the Company the amount

Stephen M. Merkel

BGC Partners, LLC Change in Control Agreement

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of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on your behalf pursuant to the immediately preceding paragraph, a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

Any Gross-Up Payment shall be paid by the Company to you within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of your taxable year next following your taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described above that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this “Additional Payment” section, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of you, all or any portion of any Gross-Up Payment, and you hereby consent to such withholding.

Assumption. This letter shall be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Agreement, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Agreement. Without limiting the generality of the foregoing, upon the Closing Date, this Agreement shall be assumed by eSpeed and all references to the Company shall mean eSpeed.

Term. The term of this Agreement shall commence upon the closing of the merger of the Company with and into eSpeed, Inc. (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of May 29, 2007, as amended as of November 5, 2007 and February 1, 2008, by and among the Company, Cantor Fitzgerald, L.P., eSpeed, Inc., BGC Partners, L.P., BGC Global Holdings, L.P. and BGC Holdings, L.P. At any time on or after the tenth anniversary of the closing of the Merger, the Company may terminate this Agreement upon two years’ advance written notice to you.

Stephen M. Merkel

BGC Partners, LLC Change in Control Agreement

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Miscellaneous. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of law rules. All payments hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law. You and the Company acknowledge that, except as may otherwise be provided under any other written agreement between you and the Company, your employment by the Company is “at will” and, prior to a Change in Control, your employment may be terminated by either you or the Company, in which case you shall have no further rights under this Agreement. From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

BGC PARTNERS, LLC

By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chairman and Co-Chief Executive Officer

Accepted and Acknowledged:

/s/ Stephen M. Merkel

Dated: March 31, 2008

[Signature page to Change in Control Agreement, dated March 31, 2008, between BGC Partners, LLC and Stephen M. Merkel]

EXHIBIT A

The following terms shall have the meaning set forth below when used in the attached letter Agreement:

“Affiliated Company” means any company controlled by, controlling or under common control with the Company.

“Applicable Board” means the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Company.

“Board” means the Board of Directors of the Company.

“Cause” means

(i) your willful and continued failure to perform substantially your duties with the Company or its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Applicable Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Applicable Board or the Chief Executive Officer of the Company believes that you have not substantially performed your duties, or

(ii) the willful engaging by you in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this Agreement, no act, or failure to act, on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority (A) given pursuant to a resolution duly adopted by the Applicable Board, (B) upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or (C) based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. The cessation of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding you, if you are a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with your counsel, to be heard before the Applicable Board), finding that, in the good faith opinion of the board, you are guilty of the conduct described in clause (i) or (ii) above, and specifying the particulars thereof in detail.

“Change in Control” means such date as Cantor Fitzgerald, L.P. or one of its Affiliates ceases to have a “Controlling Interest” in the Company. For purposes of this definition, “Affiliate” means any person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with Cantor Fitzgerald, L.P, and “Controlling Interest” means (x) beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of equity securities representing more than 50% of the voting power of the outstanding equity securities of the Company or (y) voting control of more than 50% of the voting power of the Company.

“Disability” means the your absence from the performance of your duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to you or your legal representative.

“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

“Medical Benefits” means, for two years after your termination of employment (the “Benefit Continuation Period”), the Company shall provide health care and life insurance benefits to you and/or your family substantially similar to, and at the same after-tax cost to you and/or your family, as those that would have been provided to them in accordance with the plans, programs, practices and policies providing health care and life insurance benefits and at the benefit level provided to you immediately prior to the Change in Control or, if more favorable to you, as in effect generally at any time thereafter with respect to other peer executives of the Company and their families; provided, however, that, the health care benefits provided during the Benefit Continuation Period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from your income for federal income tax purposes and, if the Company reasonably determines that providing continued coverage under one or more of its health care benefit plans contemplated herein could be taxable to you, the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage; provided, however, that if you become re-employed with another employer and are eligible to receive health care and life insurance benefits under another employer-provided plan, the health care and life benefits provided hereunder shall be secondary to those provided under such other plan during such applicable period of eligibility. Following the end of the Benefit Continuation Period, you will be eligible for continued health coverage as required by Section 4980B of the Code or other applicable law (“COBRA Coverage”), as if your employment with the Company had terminated as of the end of such period, and the Company shall take such actions as are necessary to cause such COBRA Coverage not to be offset by the provision of benefits under this paragraph and to cause the period of COBRA Coverage to commence at the end of the Benefit Continuation Period.

“Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

“Parent” means any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that controls the Company, either directly or indirectly through one or more intermediaries.

A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise.

The “Safe Harbor Amount” means 2.99 times your “base amount,” within the meaning of Section 280G(b)(3) of the Code.